300 Smith Street  Farmingdale, New York 11735  Tel: (631) 694-1800  Fax: (631) 694-1836

                                                                                                                    October 24, 2005
Mr. Richard A. Horowitz
5 Fir Drive
Kings Point, New York 11024

Re: P&F Industries, Inc.

Dear Mr. Horowitz:

Reference is made to that certain Second Amended and Restated Employment Agreement, dated as of May 30, 2001 (the “Agreement”), between P&F Industries, Inc. (the "Company") and Richard A. Horowitz (the "Executive"). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement. This letter constitutes an amendment to the Agreement. Except as amended hereby, the Agreement shall remain in full force and effect.

Effective immediately upon the Company’s receipt of the Company Payment, as such term is defined in that certain letter of even date from the Company to the 1994 Richard A. Horowitz Family Trust:

(i) Section 3.4 of the Agreement ("Prior Section 3.4") is hereby repealed and deleted in its entirety and replaced with the following:

"3.4. (a) With respect to the period commencing January 1, 2006 and terminating December 31, 2016, the Company shall pay to the Executive, on or before March 15 of each year during such period, forty-five thousand, sixty-four and thirty-seven one hundredths ($45,064.37) Dollars; and (b) throughout the Term, the Company shall continue to pay premiums on the supplemental disability insurance policies currently maintained by the Executive (or reimburse the Executive for any such premiums paid by him)."

(ii) The parties hereby acknowledge and agree that, except as set forth herein, neither party has any claims against, and/or liability or obligation to, the other with respect to, and/or arising under, Prior Section 3.4.

Simultaneously with the execution and delivery of this letter, the Executive is paying or causing to be paid to the Company the amount of one hundred seventy-eight thousand, eight hundred thirty-nine ($178,839) Dollars, such amount being equal to the Company's net equity in the life insurance policy contemplated by Prior Section 3.4 and referred to in that certain Collateral Assignment (Split Dollar), dated September 29, 1994, from Linda Horowitz and Dennis Kalick, as trustees, to the Company.

Please acknowledge your agreement to the foregoing by signing a copy of this letter in the space provided below.

            Yours truly,

P&F INDUSTRIES, INC.

By:	/s/ Joseph A. Molino, Jr.

Vice President, Chief Operating Offer and Chief Financial Officer

READ AND AGREED:

/s/ Richard A. Horowitz
Richard A. Horowitz